Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-259019 on Form F-3 and Registration Statement No. 333-263494 on Form S-8 of our report dated March 24, 2022, relating to the consolidated financial statements of Grindrod Shipping Holdings Ltd., appearing in this Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ Deloitte & Touche, LLP

Singapore

March 25, 2022